Exhibit 99

Colgate Recommends Shareholders Reject “Mini-Tender” Offer By TRC Capital Investment Corporation

NEW YORK--(BUSINESS WIRE)--July 22, 2021--Colgate-Palmolive Company (“Colgate”) has received notification of an unsolicited “mini-tender” offer by TRC Capital Investment Corporation (“TRC”) to purchase up to 1.5 million shares, or approximately 0.18% of the outstanding common stock of Colgate as of March 31, 2021, at a price of $80.63 per share in cash. TRC’s offer price is 4.46% less than the $84.39 closing price per share of Colgate’s common stock on July 16, 2021, the last trading day before the mini-tender offer commenced.

Colgate does not endorse TRC’s mini-tender offer and recommends that Colgate stockholders do not tender their shares in response to the offer because the offer is at a price below the current market price for Colgate’s shares. The offer is also subject to numerous conditions, including TRC’s ability to obtain sufficient financing to consummate the offer. Colgate also recommends that any stockholders who have tendered shares to TRC withdraw those shares by providing the written notice described in the offering documentation before the expiration of the offer, which is currently scheduled for 12:01am New York time on August 17, 2021.

Colgate is not associated with TRC, its mini-tender offer or the offer documentation.

Colgate urges stockholders to obtain current market quotes for their shares, to review the conditions to TRC’s mini-tender offer, to consult with their brokers or financial advisors and to exercise caution with respect to TRC’s mini-tender offer.

TRC has made similar unsolicited mini-tender offers for shares of other public companies. Mini-tender offers are designed to seek less than five percent of a company’s outstanding shares, thereby avoiding many investor protections including the disclosure and procedural requirements applicable to larger tender offers under United States securities laws. As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under United States securities laws. The U.S. Securities and Exchange Commission (“SEC”) has cautioned investors about mini-tender offers noting that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC also published investor tips regarding these offers on its website at: http://www.sec.gov/investor/pubs/minitend.htm

Colgate encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosures at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and NASD’s Notice to Members 99-53, issued July 1999, regarding guidance to members forwarding mini-tender offers to their customers, which can be found at https://www.finra.org/sites/default/files/NoticeDocument/p004221.pdf

Colgate requests that a copy of this press release be included with all distributions of materials relating to TRC’s mini-tender offer for shares of Colgate common stock.

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About Colgate-Palmolive: Colgate-Palmolive Company is a caring, innovative growth company reimagining a healthier future for all people, their pets and our planet. Focused on Oral Care, Personal Care, Home Care and Pet Nutrition, the Company sells its products in more than 200 countries and territories under brands such as Colgate, Palmolive, elmex, hello, meridol, Sorriso, Tom’s of Maine, EltaMD, Filorga, Irish Spring, PCA Skin, Protex, Sanex, Softsoap, Speed Stick, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. The Company is recognized for its leadership and innovation in promoting environmental sustainability and community well-being, including its achievements in saving water, reducing waste, promoting recyclability and improving children’s oral health through its Bright Smiles, Bright Futures program, which has reached more than 1.3 billion children since 1991. For more information about Colgate’s global business and how the Company is building a future to smile about, visit www.colgatepalmolive.com. CL-C

Contacts

John Faucher 212-310-3653
Hope Spiller 212-310-2291